                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                         USA NETWORKS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
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           (2)  Aggregate number of securities to which transaction
                applies:
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           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
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           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                            [USA NETWORKS INC LOGO]

                                                                   April 9, 2001

Dear Stockholder:

    You are invited to attend the 2001 Annual Meeting of Stockholders of USA Networks, Inc., which will be held at HSN, 1 HSN Drive, 2501 118th Avenue North, St. Petersburg, Florida, on Wednesday, May 2, 2001, at 4:00 p.m., Eastern time.

    At this year's stockholders meeting, you will be asked to elect 14 directors and to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Directors unanimously recommends a vote FOR the directors recommended by the Board and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

    It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

    Attendance at the Annual Meeting will be limited to stockholders of record as of March 13, 2001 and to guests of the Company. I look forward to greeting those of you who will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Barry Diller

                                          Barry Diller
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

    152 WEST 57TH STREET  42ND FLOOR  NEW YORK, NEW YORK 10019  212.314.7300
                                FAX 212.314.7309

                               USA NETWORKS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2001

To the Stockholders:

    The Annual Meeting of Stockholders of USA Networks, Inc., a Delaware corporation (the "Company" or "USAi"), will be held at HSN, 1 HSN Drive, 2501 118th Avenue North, St. Petersburg, Florida, on Wednesday, May 2, 2001, at 4:00 p.m., Eastern time, for the following purposes:

    1. To elect 14 directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of USAi for the 2001 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only holders of record of USAi's common stock and Class B common stock as of the close of business on March 13, 2001 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of the stockholders of record as of the close of business on March 13, 2001 for any purpose germane to the meeting during the 10-day period preceding the date of the meeting at the offices of USAi, located at 152 West 57th Street, New York, New York 10019.

                                          By order of the Board of Directors,

                                          [LOGO]

                                          Julius Genachowski
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

New York, New York
April 9, 2001

                                   IMPORTANT

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                               USA NETWORKS, INC.
                              152 WEST 52ND STREET
                                   42ND FLOOR
                               NEW YORK, NY 10019
                                PROXY STATEMENT

    This Proxy Statement (first mailed on or about April 9, 2001) is being furnished to holders of common stock and Class B common stock in connection with the solicitation of proxies by the Board of Directors of USA Networks, Inc. ("USAi" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of common stock and Class B common stock is accompanied by a form of proxy for use at the Annual Meeting.

    The Company effected a two-for-one stock split on February 24, 2000 of its outstanding shares of common stock and Class B common stock as of the close of business on February 10, 2000. All of the information presented herein is on a post-split basis, except where specifically indicated otherwise.

    At the Annual Meeting, USAi stockholders will be asked:

        (1) To elect 14 members of the USAi Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified;

        (2) To ratify the appointment of Ernst & Young LLP as independent auditors of USAi for the 2001 fiscal year; and

        (3) To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

    The Annual Meeting will be held on Wednesday, May 2, 2001 at 4:00 p.m. Eastern time, at HSN, 1 HSN Drive, 2501 118th Avenue North, St. Petersburg, Florida.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

    Only holders of record of common stock and Class B common stock at the close of business on March 13, 2001 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Class B common stock is entitled to ten votes per share and common stock is entitled to one vote per share on each matter that Class B common stock and common stock vote together as a single class. At the close of business on the Record Date, there were 314,393,889 shares of common stock and 63,033,452 shares of Class B common stock outstanding and entitled to vote.

VOTING AND REVOCATION OF PROXIES

    The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of USAi for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to USAi. All proxies evidenced by proxy cards that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy card, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

    The Board of Directors of USAi does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the USAi Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

    A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to USAi c/o The Bank of New York at the following address: USA Networks, Inc., P.O. Box 11070, New York, New York 10203-0070. You may request a new proxy card by calling MacKenzie
Partners, Inc. at 1-800-322-2885 or 212-929-5500.

VOTE REQUIRED

    Election of ten of the director nominees to be elected at the Annual Meeting requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of common stock and Class B common stock voting together as a single class (the "Total Voting Power"). Election of four of the director nominees requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of common stock, voting as a separate class.

    Approval of the ratification of auditors requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual Meeting and voting on this proposal.

    Pursuant to a stockholders agreement, each of Universal Studios, Inc. ("Universal"), a subsidiary of Vivendi Universal S.A. ("Vivendi Universal"), and Liberty Media Corporation ("Liberty") has granted to Mr. Diller an irrevocable proxy over all USAi securities owned by Universal, Liberty and their affiliates for all matters except for a fundamental change, which requires the consent of each of Mr. Diller, Universal and Liberty. As a result, Mr. Diller, through shares owned by him as well as those owned by Liberty and Vivendi Universal, generally controls the vote on 14.8% of the common stock, 100% of the Class B common stock and 73.5% of the combined voting power of the common stock and the Class B common stock. Thus, regardless of the vote of any other USAi stockholder, Mr. Diller has control over the vote on each matter to be considered by stockholders at the Annual Meeting other than the election of the four directors to be elected separately by the holders of the common stock.

QUORUM; BROKER NON-VOTES

    A quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock or 157,196,945 shares, and a majority of the shares of Class B common stock, or 31,516,727 shares, issued and outstanding on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting in order to be counted towards a quorum. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    With respect to the ratification of auditors, abstentions will have the same effect as votes against such proposal and broker non-votes will have no effect on the outcome of such proposal.

    If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

    USAi will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of USAi may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, USAi will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, USAi, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

    USAi has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from USAi stockholders. The fee for such firm's services is estimated not to exceed $12,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                                     ITEM 1
                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

INFORMATION CONCERNING NOMINEES

    At the upcoming Annual Meeting, a board of 14 directors will be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of USAi has designated
Messrs. Keough, Savoy and Schwarzkopf and Ms. Busquet as nominees for the positions on the USAi Board to be elected by the holders of USAi common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of the Company.

    Background information about the Board's nominees for election is set forth below.

    PAUL G. ALLEN, age 48, has been a director of USAi since July 1997.
Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. These companies include Vulcan Ventures Inc., of which Mr. Allen is the President, Chief Executive Officer and Chairman of the Board, Vulcan Northwest Inc., of which Mr. Allen is Chairman of the Board, Charter Communications, Inc., of which Mr. Allen is Chairman of the Board, and Vulcan Programming, Inc. In addition, Mr. Allen is the Chairman of the Board of Trail Blazers, Inc. of the National Basketball Association and is the owner and Chairman of the Board of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and Charter Communications, Inc., and also serves as a director of various private corporations.

    EDGAR BRONFMAN, JR., age 45, has been a director of USAi since
February 1998. He has been Executive Vice Chairman of Vivendi Universal since December 2000. Previously, he had been President and Chief Executive Officer of The Seagram Company Ltd. since June 1994 and before that he was President and Chief Operating Officer of Seagram. Mr. Bronfman is a director of Vivendi Universal and a member of the Boards of New York University Medical Center, The Wharton School of the

University of Pennsylvania, and the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania.

    ANNE M. BUSQUET, age 51, has been a director of USAi since March 1999. She has been the President, Interactive Services and New Businesses, an American Express division, since July 2000. Previously, she was President of American Express Relationship Services from October 1995 to July 2000 and the Executive Vice President of American Express' Consumer Card Group since November 1993. She is a member of the Board of Trustees for Teach of America, Rheedlen Centers for Children and Families and the Cornell University Trustees Council. She also serves on the Board of Directors for Globeset, Inc. and Protege, Inc.

    BARRY DILLER, age 59, has been a director and the Chairman and Chief Executive Officer of USAi (or its predecessors) since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from
December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller was a director and member of the Executive Committee of Seagram until December 8, 2000, and currently serves as a director of Ticketmaster and The Washington Post Company. He also serves on the Board of the Museum of Television and Radio, the New York Public Library, Conservation International and 13/WNET. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council, the Executive Board for the Medical Sciences of University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

    PHILIPPE GERMOND, age 44, has been a director of USAi since March 2001. He has been Chief Executive Officer of Cegetel since January 1997, Chairman of Cegetel since November 2000 and Chairman and Chief Executive Officer of Vivendinet since December 2000. In addition, Mr. Germond is a member of the Executive Committee of Vivendi Universal. Prior to his employment at Cegetel, Mr. Germond served as Chief Executive Officer of SFR, a subsidiary of Cegetel, from 1995 until 1996, and as Managing Director of Hewlett Packard Europe (Personal Computers and Peripherals group) from 1994 until 1995.

    VICTOR A. KAUFMAN, age 56, has been a director of USAi since December 1996 and has been Vice Chairman of USAi since October 1999. Previously, Mr. Kaufman served in the Office of the Chairman for USAi since January 1997 and as Chief Financial Officer of USAi since November 1, 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until
December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of Ticketmaster and Hotel Reservations Network, Inc.

    DONALD R. KEOUGH, age 74, has been a director of USAi since September 1998. He is Chairman of the Board of Allen & Company Incorporated, a New York investment banking firm. He was elected to that position in April 1993.
Mr. Keough retired as President, Chief Operating Officer and a director of The Coca-Cola Company in April 1993. Mr. Keough serves as a director on the boards of H.J. Heinz Company, The Washington Post Company, McDonald's Corporation and YankeeNets, LLC. He is immediate past chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

    GEORG KOFLER, age 43, has been a director of USAi since July 2000.
Dr. Kofler has been CEO of H.O.T. Networks AG, a holding company for home shopping channels in Europe, since December 2000 and Chairman of the Supervisory Board of H.O.T. Home Order Television AG since December 1999. Previously, from December 1988 through 1999, he was CEO of ProSieben Media AG, a media company based in Munich, Germany. Prior to joining ProSieben, Dr. Kofler assisted
Dr. Leo Kirch as Office Supervisor in the Kirch Group from 1987 to 1988.
Dr. Kofler is a shareholder of both H.O.T. Networks AG and H.O.T. Home Order Television AG. He is also Chairman of the Supervisory Board of EUVIA Media AG & Co.KG, the 100% parent company of tm 3, a Munich based television station.

    MARIE-JOSEE KRAVIS, age 51, has been a director of USAi since March 2001. She is a Senior Fellow of the Hudson Institute as well as the Council on Foreign Relations. Mrs. Kravis has been associated with the Hudson Institute since 1973 when she joined as a senior economist. She held a number of positions with the Hudson Institute before being elected executive director of the Hudson Institute of Canada in 1976. She returned to the U.S. and became a Senior Fellow of the Institute in 1994. Mrs. Kravis received an honorary doctorate of law at the University of Windsor and Laurentian University. She obtained a master's degree in economics from the University of Ottawa. She was a member of the Quebec government's Consultative Committee on Financial Institutions, Vice Chair of the federal Royal Commission on National Passenger Transportation, member of the Canadian government's Communications Research Advisory Board and the Canadian Council for Research on Social Science and the Humanities. Mrs. Kravis is also a director of Canadian Imperial Bank of Commerce, Hasbro, Inc., Hollinger International Inc., Ford Motor Company and StarMedia Network, Inc.

    PIERRE LESCURE, age 55, has been a director of USAi since March 2001. He became co-Chief Operating Officer of Vivendi Universal S.A. in December 2000, upon the merger of Vivendi, The Seagram Company Ltd. and Canal Plus S.A. He is also Chairman and Chief Executive Officer of Canal Plus S.A. since February 16, 1994 and Chairman of the Executive Board of Groupe Canal Plus since
December 11, 2000. Mr. Lescure helped launch Canal Plus Image in 1984.
Mr. Lescure is a Member of the Board of Directors of the European studio StudioCanal, Chairman of its French subsidiary, StudioCanal France, and is also Chairman of the Paris-Saint Germain (PSAG) soccer club.

    JEAN-MARIE MESSIER, age 44, has been a director of USAi since March 2001. He became Chairman and Chief Executive Officer of Vivendi Universal S.A. in December 2000, upon the merger of Vivendi, The Seagram Company Ltd. and Canal Plus S.A. Prior to the creation of Vivendi Universal S.A., Mr. Messier was Chairman and Chief Executive Officer of Vivendi from 1996. Mr. Messier is co-chairman of Europe and Africa of the Global Business Dialogue on Electronic Commerce (GBDe) and chairman of the China Europe Business Committee.
Mr. Messier also serves as a director of BNP Paribas, Louis Vuitton Moet Hennessey (LVMH), Saint-Gobain and Alcatel.

    WILLIAM D. SAVOY, age 36, has been a director of USAi since July 1997. Currently, Mr. Savoy serves as President of Vulcan Ventures Inc., a venture capital fund wholly owned by Paul Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, InfoSpace, Inc., Metricom, Inc., Peregrine Systems, Inc., RCN Corporation and Telescan, Inc.

    GEN. H. NORMAN SCHWARZKOPF, age 66, has been a director of USAi since December 1996. He previously had served as a director of Home Shopping Network since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials and works with NBC as a consultant. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. General Schwarzkopf had 35 years of service with the military. He is also on the Nature Conservancy's President's Conservation Council, Chairman of the Starbright Capital

Campaign, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the Boards of Directors of Remington Arms Company and Cap CURE, Association for the Cure of Cancer of the Prostate.

    DIANE VON FURSTENBERG, age 52, has been a director of USAi since
March 1999. She is the founder of Diane Von Furstenberg Studio L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded.

    Mr. Diller and Ms. Von Furstenberg are married.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING EXECUTIVE OFFICERS

    Background information about the Company's executive officers who are not nominees for election as director is set forth below.

    DARA KHOSROWSHAHI, age 31, has been Executive Vice President, Operations and Strategic Planning of USAi since July 2000. From August 1999 to July 2000,
Mr. Khosrowshahi served as President, USA Networks Interactive, a division of USAi. Mr. Khosrowshahi joined USAi in 1998 as Vice President of Strategic Planning for USAi, and was later promoted to Senior Vice President in May 1999. Prior to joining USAi, Mr. Khosrowshahi worked at Allen & Company Incorporated from 1991 to 1998 where he served as Vice President from 1995 to 1998. He is a member of the Board of Directors of BET.com, Hotel Reservations Network, Inc. and ARTISTDirect.

    JULIUS GENACHOWSKI, age 38, has been Senior Vice President, General Counsel and Secretary of USAi since August 2000. Mr. Genachowski joined the Company in December 1997 as General Counsel and Senior Vice President, Business Development of USA Broadcasting. He has also held the position of Vice President, Corporate Development at Ticketmaster Online-Citysearch, Inc. Before joining USAi, he served as Chief Counsel to Federal Communications Commission Chairman Reed Hundt. Mr. Genachowski served as a law clerk to Supreme Court Justice David H. Souter in 1993-1994 and, in 1992-1993, to retired Supreme Court Justice William
J. Brennan, Jr. He was also a law clerk to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. Mr. Genachowski serves as a director of Styleclick, Inc.

    MICHAEL SILECK, age 40, has been Senior Vice President and Chief Financial Officer of USAi since October 1999. Prior to that time, he served as Chief Financial Officer of USA Networks, a division of USAi, from September 1999 to October 1999. Before joining USA Networks, Mr. Sileck served as Vice President of Finance of Sinclair Broadcast Group from June 1996 to August 1999. Prior to that time, Mr. Sileck served as Director of Finance at River City Broadcasting from July 1990 to June 1996. Mr. Sileck serves as a director of Hotel Reservations Network, Inc. and Styleclick, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation/Benefits Committee, and the Performance-Based Compensation Committee. The Board does not have a nominating committee.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors, consisted of Messrs. Bronfman, Diller and Kaufman during 2000. The Executive Committee has all the power and authority of the Board of Directors of the Company, except those powers specifically reserved to the Board by Delaware law or the Company's organizational documents. The Executive Committee met two times during 2000.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors currently consists of Messrs. Keough and Savoy and Gen. Schwarzkopf, each of whom is "independent" in accordance with the standards imposed by the National Association of Securities Dealers listing standards. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to this Proxy Statement. The Audit Committee is authorized to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board of Directors on auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties. Mr. Keough is Chairman of the Audit Committee. The Audit Committee met four times during 2000. The formal report of the Audit Committee with respect to the year 2000 is set forth under the heading "Audit Committee Report" below.

    COMPENSATION/BENEFITS COMMITTEE. The Compensation/Benefits Committee of the Board of Directors, currently consisting of Messrs. Keough and Savoy and Ms. Busquet, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, except that the Performance-Based Compensation Committee exercises such powers with respect to performance-based compensation of corporate officers who are, or who may become, subject to Section 162(m) of the Internal Revenue Code. The Compensation/Benefits Committee is also authorized to exercise all of the powers of the Board of Directors in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. None of the members of the Compensation/Benefits Committee is an employee of the Company. Mr. Savoy is Chairman of the Compensation/Benefits Committee. The Compensation/Benefits Committee met eleven times during 2000.

    PERFORMANCE-BASED COMPENSATION COMMITTEE. The Performance-Based Compensation Committee of the Board of Directors, currently consisting of Mr. Savoy and Ms. Busquet, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to performance-based compensation of corporate officers who are, or may become, subject to
Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met. None of the members of the Performance-Based Compensation Committee is an employee of the Company. The Performance-Based Compensation Committee met eight times during 2000.

    The Board met six times during 2000. During 2000, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served with the exception of Mr. Allen. Mr. Allen attended all regularly scheduled Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents, as of January 31, 2001, information relating to the beneficial ownership of USAi's common stock by (1) each person known by USAi to own beneficially more than 5% of the outstanding shares of USAi's common stock, (2) each director of USAi, (3) each of the Chief Executive Officer and the four other most highly compensated executive officers of USAi who served in such capacities as of December 31, 2000 (the "Named Executive Officers"), and
(4) all executive officers and directors of USAi as a group. The table also presents, as of January 31, 2001, information relating to the beneficial ownership of shares of Class A common stock of Hotel Reservations
Network, Inc., a subsidiary of USAi ("HRN"), shares of Class A common stock of Styleclick, Inc., a subsidiary of USAi ("Styleclick"), and shares of Class B common stock of Ticketmaster, a subsidiary of USAi ("TM"), by (1) each director of USAi, (2) each of the Named Executive Officers, and (3) all executive officers and directors of USAi as a group.

    Unless otherwise indicated, beneficial owners listed here may be contacted at USAi's corporate headquarters address, 152 West 57th Street, New York, New York 10019. For each listed person, the number of shares of USAi common stock, HRN Class A common stock, Styleclick Class A common stock, TM Class B common stock and percent of each such class listed assumes the conversion of any shares of USAi Class B common stock, HRN Class B common stock, Styleclick Class B common stock and TMCS Class A common stock owned by such person, but does not assume the conversion of those shares owned by any other person. Shares of USAi Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of USAi common stock. Shares of HRN Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of HRN Class A common stock. Shares of Styleclick Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of Styleclick Class A common stock. Shares of TM Class A common stock may at the option of the holder be converted on a one-for-one basis into shares of TM
Class B common stock. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares and percent of class listed includes shares of USAi common stock, HRN Class A common stock, Styleclick Class A common stock and TM Class B common stock that may be acquired by such person upon exercise of stock options that are or will be exercisable within 60 days of January 31, 2001.

    The percentage of votes for all classes of USAi common stock is based on one vote for each share of USAi common stock and ten votes for each share of USAi Class B common stock. These figures do not include any unissued shares of USAi common stock or USAi Class B common stock issuable upon conversion of Liberty's Home Shopping Network, Inc. ("Holdco") shares and USANi LLC shares beneficially owned by Liberty or Vivendi Universal. The percentage of votes for all classes of HRN common stock is based on one vote for each share of HRN Class A common stock and 15 votes for each share of HRN Class B common stock. The percentage of votes for all classes of Styleclick common stock is based on one vote for each share of Styleclick Class A common stock and 15 votes for each share of Styleclick Class B common stock. The percentage of votes for all classes of TM common stock is based on 15 votes for each share of TM Class A common stock and one vote for each of TM Class B common stock.

                                                                                 PERCENT
                                                               NUMBER OF            OF      PERCENT OF VOTES
NAME AND ADDRESS OF BENEFICIAL OWNER       TITLE OF CLASS       SHARES            CLASS      (ALL CLASSES)
------------------------------------     ------------------   -----------        --------   ----------------
Capital Research & Management Co.......  USAi common           21,988,530(1)        7.2%          2.2  %
333 South Hope Street
Los Angeles, CA 90071

Liberty Media Corporation..............  USAi common           74,442,234(2)       21.0%         55.7  %
9197 South Peoria Street
Englewood, CO 80112

Vivendi Universal S.A..................  USAi common           31,611,308(3)        9.9%         16.3  %
42, Avenue Friedland
75380 Paris cedex 08/France

Barry Diller...........................  USAi common          153,448,380(2)(4)    37.1%         73.5  %
                                         HRN Class A                   --(5)          *           *
                                         Styleclick Class A            --(6)          *           *
                                         TM Class B                    --(7)          *           *

Paul Allen.............................  USAi common           30,207,361(8)        9.9%          3.2  %
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B               105,622(9)          *           *

Edgar J. Bronfman, Jr..................  USAi common                   --             *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Anne M. Busquet........................  USAi common               12,333(10)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Julius Genachowski.....................  USAi common               91,917(11)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                   700             *           *

Philippe Germond.......................  USAi common                   --             *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Dara Khosrowshahi......................  USAi common              284,122(12)         *           *
                                         HRN Class A               52,083(13)         *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Victor A. Kaufman......................  USAi common            1,396,338(14)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Donald R. Keough.......................  USAi common              161,341(15)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

                                                                                 PERCENT
                                                               NUMBER OF            OF      PERCENT OF VOTES
NAME AND ADDRESS OF BENEFICIAL OWNER       TITLE OF CLASS       SHARES            CLASS      (ALL CLASSES)
------------------------------------     ------------------   -----------        --------   ----------------
Georg Kofler...........................  USAi common            1,100,000(16)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Marie-Josee Kravis.....................  USAi common                   --             *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Pierre Lescure.........................  USAi common                   --             *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Jean-Marie Messier.....................  USAi common                   --             *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

William D. Savoy.......................  USAi common               53,333(17)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                14,166(18)         *           *

Gen. H. Norman Schwarzkopf.............  USAi common              162,333(19)         *           *
                                         HRN Class A                   --             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Michael Sileck.........................  USAi common               40,000(20)         *           *
                                         HRN Class A                1,500             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B                    --             *           *

Diane Von Furstenberg..................  USAi common                5,833(21)                     *
                                         HRN Class A                   --(21)         *           *
                                         Styleclick Class A            --(21)         *           *
                                         TM Class B                    --(21)         *           *

All executive officers and directors as
  a group (17 persons).................  USAi common          186,963,291          44.8%         76.6  %
                                         HRN Class A               53,583             *           *
                                         Styleclick Class A            --             *           *
                                         TM Class B               120,488             *           *

------------------------------

*   The percentage of shares beneficially owned does not exceed 1% of the class.

(1) Based upon information filed with the Securities and Exchange Commission by Capital Research & Management Co. as of December 31, 2000.

(2) Consists of 24,838,738 shares of USAi common stock and 756,644 shares of USAi Class B common stock held by Liberty and 44 shares of USAi common stock held collectively by the BDTV Entities and 8,000,000, 31,236,444, 8,010,364 and 1,600,000 shares of USAi Class B common stock held by BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to a stockholders agreement among Liberty, Universal, Vivendi Universal (as the successor to The Seagram Company Ltd.), the parent of Universal, USAi and Mr. Diller (the "Stockholders Agreement"), Mr. Diller generally has the right to vote all of the shares of USAi common stock and USAi Class B common stock held by Liberty and BDTV Entities.

(3) Consists of 18,181,308 shares of USAi common stock and 13,430,000 shares of USAi Class B common stock held by Vivendi Universal. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USAi common stock and USAi Class B common stock held by Vivendi Universal.

(4) Consists of 2,209,908 shares of USAi common stock owned by Mr. Diller, options to purchase 45,123,388 shares of USAi common stock granted under USAi's stock option plans, 61,542 shares of USAi common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 44 shares of USAi common stock and 48,846,808 shares of USAi Class B common stock held by the BDTV Entities, 24,838,738 shares of USAi common stock and 756,644 shares of USAi Class B common stock which are held by Liberty, and 18,181,308 shares of USAi common stock and 13,430,000 shares of USAi
    Class B common stock, which are held by Universal and otherwise beneficially owned by Vivendi Universal, as to which Mr. Diller has general voting authority under the Stockholders Agreement. Excludes options to purchase 5,833 shares of USAi common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership.

(5) Excludes 38,999,100 shares of HRN Class B common stock owned by USAi, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of HRN Class A common stock.

(6) Excludes 23,153,713 shares of Styleclick Class B common stock owned by USAi, as to which Mr. Diller disclaims beneficial ownership. These shares are convertible into an equal number of shares of Styleclick Class A common stock.

(7) Excludes 42,480,143 shares of TM Class A common stock and 53,302,401 shares of TM Class B common stock owned by USAi, as to which Mr. Diller disclaims beneficial ownership. The shares of TM Class A common stock are convertible into an equal number of shares of TM Class B common stock.

(8) Consists of 30,144,028 shares of USAi common stock and options to purchase 63,333 shares of USAi common stock granted under USAi's stock option plans.

(9) Consists of 95,622 shares of TM Class B common stock held by Mr. Allen and 10,000 shares of TM Class B common stock held by Vulcan Ventures, Inc.

(10) Consists of 4,000 shares of USAi common stock and options to purchase 8,333 shares of USAi common stock granted under USAi's stock option plans.

(11) Consists of 917 shares of USAi common stock, 45,000 shares of USAi restricted stock and options to purchase 46,000 shares of USAi common stock granted under USAi's stock option plans.

(12) Consists of 4,122 shares of USAi common stock, 55,000 shares of USAi restricted stock and options to purchase 225,000 shares of USAi common stock granted under USAi's stock option plans.

(13) Consists of options to purchase 52,083 shares of HRN Class A common stock granted under HRN's stock option plans.

(14) Consists of 34,338 shares of USAi common stock, 45,000 shares of USAi restricted stock and options to purchase 1,317,000 shares of USAi common stock granted under USAi's stock option plans.

(15) Consists of 84,676 shares of USAi common stock and options to purchase 76,665 shares of USAi common stock granted under USAi's stock option plans. Excludes 3,079,056 shares of USAi common stock beneficially owned, as of December 31, 2000, by Allen & Co., for which Mr. Keough serves as Chairman. Mr. Keough disclaims beneficial ownership of such shares.

(16) Consists of options to purchase 1,100,000 shares of USAi common stock granted under USAi's stock plans.

(17) Consists of 10,000 shares of USAi common stock and options to purchase 43,333 shares of USAi common stock granted under USAi's stock option plans.

(18) Consists of 10,000 shares of TM Class B common stock and options to purchase 4,166 shares of TM Class B common stock granted under TM's stock option plans.

(19) Consists of options to purchase 162,333 shares of USAi common stock granted under USAi's stock option plans.

(20) Consists of 15,000 shares of USAi restricted stock and options to purchase 25,000 shares of USAi common stock granted under USAi's stock option plans.

(21) Consists of options to purchase 5,833 shares of USAi common stock granted under USAi's stock option plans. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

    The following table presents, as of January 31, 2001, information relating to the beneficial ownership of USAi's Class B common stock:

NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------             ----------------   ----------------
Barry Diller(1)................................     63,033,452              100%
c/o USA Networks, Inc.
152 West 57th Street
New York, NY 10019

Liberty Media Corporation(1)(2)................     49,603,452             78.7%
9197 South Peoria Street
Englewood, CO 80112

BDTV Entities(1)(2)............................     48,846,808             77.5%
(includes BDTV INC., BDTV II INC.,
BDTV III INC. and BDTV IV INC.)
8800 West Sunset Boulevard
West Hollywood, CA 90069

Vivendi Universal S.A.(3)......................     13,430,000             21.3%
42, Avenue de Friedland
75380 Paris cedex 08/France

------------------------------

(1) These figures do not include any unissued shares of common stock or Class B common stock issuable upon conversion of Liberty's Holdco shares and USANi LLC shares beneficially owned by Liberty or Vivendi Universal.

(2) Liberty holds 756,644 shares of USAi Class B common stock and the BDTV Entities hold 48,846,808 shares of USAi Class B common stock. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all of the shares of USAi
    Class B common stock held by Liberty and the BDTV Entities.

(3) Mr. Diller generally votes all of the shares held by Vivendi Universal under the terms of the Stockholders Agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by rules of the Securities and Exchange Commission to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2000.

                                     ITEM 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to stockholder ratification, the Board has appointed Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2001 and until their successors are elected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of directors who are not employees of the Company.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

    THE BOARD CONSIDERS ERNST & YOUNG TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THEIR APPOINTMENT AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2001.

                             EXECUTIVE COMPENSATION

GENERAL

    This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer, as well as information pertaining to the compensation of members of the Board of Directors of the Company.

    The following table presents information concerning total compensation earned by the Named Executive Officers--the Chief Executive Officer and the four other most highly compensated executive officers of USAi who served in such capacities as of December 31, 2000--for services rendered to USAi during each of the last three fiscal years. The information presented below represents all compensation earned by the Named Executive Officers for all services performed for USAi or any of its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                    -------------------------------------   -----------------------------
                                                             OTHER ANNUAL    RESTRICTED                      ALL OTHER
NAME AND                  FISCAL                             COMPENSATION   STOCK AWARDS       STOCK        COMPENSATION
PRINCIPAL POSITION         YEAR     SALARY ($)   BONUS($)       ($)(1)         ($)(2)      OPTIONS (#)(3)       ($)
------------------       --------   ----------   ---------   ------------   ------------   --------------   ------------
Barry Diller...........    2000      500,000     1,675,000(4)    146,563(5)        --              --          316,736(7)(8)
  Chairman and Chief       1999      500,000            --           --            --              --          920,992(7)(8)
  Executive Officer        1998      126,923(6)         --           --            --              --        1,288,472(7)(8)

Victor A. Kaufman......    2000      650,000     1,500,000(4)    193,155(10)   278,438(11)    750,000            5,250(8)
  Vice Chairman(9)         1999      500,000     1,050,000           --       837,188         700,000            4,800(8)
                           1998      500,000       450,000(12)         --     500,000         200,000            4,800(8)

Dara Khosrowshahi......    2000      421,148       650,000(4)     81,250(5)   278,438(11)     565,000(14)        5,250(8)
  Executive Vice           1999      341,552       400,000(15)         --     837,188         100,000            4,800(8)
  President, Operations    1998      248,077       300,000(12)         --     125,000         220,000               --
  and Strategic
  Planning(13)

Julius Genachowski.....    2000      338,173(17)   500,000(4)     95,149(18)   278,438(11)    450,000            5,250(8)
  Senior Vice
    President,
  General Counsel
  and Secretary(16)

Michael Sileck.........    2000      400,000       500,000(4)         --      278,438(11)     350,000            5,250(8)
  Senior Vice President    1999      107,688        65,000           --            --         100,000               --
  and Chief Financial
  Officer(19)

------------------------------

(1) Disclosure of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the Named Executive Officer's salary and bonus for the year.

(2) Reflects the dollar value of a restricted stock award determined by multiplying the number of shares in the award by the closing price of USAi common stock as of the date of the grant. Restricted stock awards vest on the third anniversary of the date of the grant and are forfeited if, before vesting, the award recipient voluntarily terminates his employment.

(3) All figures in this column reflect options to purchase USAi common stock, as adjusted, to the extent applicable, for two two-for-one stock splits that became effective for holders of record as of the close of business on March 12, 1998 and February 10, 2000, respectively.

(4) Of this amount, Messrs. Diller, Kaufman, Khosrowshahi, Genachowski and Sileck elected to defer $586,250, $750,000, $325,000, $175,000 and $100,000, respectively, under USAi's 2000 Bonus Stock Purchase Program. Under the 2000 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 2000 bonuses, all bonus eligible employees of USAi had a right to elect to purchase shares of common stock with up to 50% of the value of their 2000 bonus payments. Employees were entitled to purchase these shares at a 20% discount to the then current market value of USAi common stock, as determined in accordance with terms of the program.

(5) Reflects the 20% discount on the purchase price of USAi shares purchased under the 2000 Bonus Stock Purchase Program (described in Note 4 above).

(6) Reflects an annual base salary of $500,000 commencing September 25, 1998.

(7) Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to USAi which was used to purchase 883,976 shares of common stock. As a result, Mr. Diller had compensation for imputed interest of $286,368 in 1998, $286,368 in 1999 and $311,486 in 2000. In
    addition, Mr. Diller was granted options in 1995 to purchase 7,583,388 shares of common stock, vesting over a four-year period, at an exercise price below the fair market value of common stock on the date of grant. USAi has amortized unearned compensation of $999,162 in 1998 and $630,912 in 1999.

(8) Includes USAi's matching contributions under its 401(k) Retirement Savings Plan. Under the 401(k) Plan as in effect through December 31, 2000, USAi matches $.50 for each dollar a participant contributes up to the first 6% of compensation. For fiscal 1998, USAi's matching contributions for Messrs. Diller and Kaufman were $3,519 and $4,800, respectively. For fiscal 1999, USAi's matching contributions for Messrs. Diller, Kaufman and Khosrowshahi were $3,712, $4,800 and $4,800, respectively. For fiscal 2000, USAi's matching contribution for each of Messrs. Diller, Kaufman, Khosrowshahi, Genachowski and Sileck was $5,250.

(9) Mr. Kaufman was appointed as Vice Chairman of USAi on October 13, 1999. Prior to that time, he served in the Office of the Chairman and as Chief Financial Officer of USAi and received compensation as such during fiscal 1999, which is reflected herein.

(10) Includes $187,500 for the 20% discount on the purchase price of USAi shares purchased under the 2000 Bonus Stock Purchase Program (described in Note 4 above).

(11) As of December 31, 2000, Messrs. Kaufman, Khosrowshahi, Genachowski and Sileck held 45,000, 55,000, 45,000 and 15,000 shares (after giving effect to the Company's two-for-one stock split as of February 10, 2000) of restricted stock, respectively. The value of these shares as of December 31, 2000 was $874,687.50, $1,069,062.50, $874,687.50 and $291,562.50, respectively.

(12) Of this amount, Messrs. Kaufman and Khosrowshahi elected to defer $225,000 and $60,000, respectively, under USAi's 1998 Bonus Stock Purchase Program. Under the 1998 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 1998 bonuses, all bonus eligible employees of USAi had a right to elect to purchase shares of common stock with up to 50% of the value of their 1998 bonus payments. Employees were entitled to purchase these shares at a 20% discount to the then current market value of USAi common stock, as determined in accordance with the terms of the program.

(13) Mr. Khosrowshahi was appointed as Executive Vice President, Operations and Strategic Planning of USAi on July 24, 2000. Prior to that, he served as President of USA Networks Interactive from August 5, 1999 to July 24, 2000. From March 2, 1998 until August 5, 1999, Mr. Khosrowshahi served as Vice President, Strategic Planning of USAi. Compensation received as President, USA Networks Interactive, a division of USAi, during fiscal 1999 and 2000 is reflected herein. Amount reflected in the 2000 salary column reflect an annual base salary of $450,000 from July 24, 2000, when Mr. Khosrowshahi became USAi Executive Vice President, Operations and Strategic Planning.

(14) In addition to the options shown in the table, Mr. Khosrowshahi was also granted 200,000 options to purchase HRN Class A common stock during 2000 while he was President, USA Networks Interactive.

(15) Of this amount, Mr. Khosrowshahi elected to defer $15,000 under USAi's 1999 Bonus Stock Purchase Program. Under the 1999 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of their 1999 bonuses, all bonus eligible employees of USAi had a right to elect to purchase shares of common stock with up to 50% of the value of their 1999 bonus payments. Employees were entitled to purchase these shares at a 20% discount to the then current market value of USAi common stock, as determined in accordance with the terms of the program.

(16) Mr. Genachowski was appointed as Senior Vice President, General Counsel and Secretary on August 9, 2000. Prior to that time, he served as General Counsel and Senior Vice President, Business Development of USA Broadcasting and Vice President, Corporate Development at Ticketmaster
    Online-Citysearch, Inc., and received compensation as such during fiscal 2000, which is reflected herein.

(17) Reflects an annual base salary of $300,000 for the period January 1, 2000 to August 9, 2000 and an annual base salary of $400,000 from August 9, 2000 through December 31, 2000.

(18) Represents $43,750 for the 20% discount on the purchase price of USAi shares purchased under the 2000 Bonus Stock Purchase Program (described in
    Note 4 above) and $51,399 for a housing allowance pursuant to Mr. Genachowski's employment agreement.

(19) Mr. Sileck joined USAi as its Senior Vice President and Chief Financial Officer on October 12, 1999.

OPTION GRANTS

    The following table presents information with respect to options to purchase USAi's common stock granted to the Named Executive Officers during the year ended December 31, 2000. The grants were made under the 2000 Stock and Annual Incentive Plan ("2000 Incentive Plan").

    The 2000 Incentive Plan is administered by the Compensation/Benefits Committee and the Performance-Based Compensation Committee, which have the sole discretion to determine the selected officers, employees and consultants to whom incentive or non-qualified options, SARs, restricted stock and performance units may be granted. As to these awards, the Compensation/Benefits Committee and the Performance-Based Compensation Committee also have the sole discretion to determine the number, type, exercise price, vesting schedule and other terms, conditions and restrictions of the grants. The Compensation/Benefits Committee and the Performance-Based Compensation Committee also retain discretion, subject to plan limits, to modify the terms of outstanding options and to reprice such options. The exercise price of an incentive stock option granted under the 2000 Incentive Plan must be at least 100% of the fair market value of USAi's common stock on the date of grant. In addition, options granted under the 2000 Incentive Plan terminate within ten years of the date of grant. To date, only non-qualified stock options have been granted under the 2000 Incentive Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      PERCENT
                                                     OF TOTAL                              POTENTIAL REALIZABLE VALUE AT
                                      NUMBER OF     OPTIONS TO                             ASSUMED ANNUAL RATES OF STOCK
                                     SECURITIES      EMPLOYEES    EXERCISE                    PRICE APPRECIATION FOR
                                     UNDERLYING       GRANTED       PRICE                         OPTION TERMS(3)
                                       OPTIONS        IN THE      PER SHARE   EXPIRATION   -----------------------------
NAME                                GRANTED(#)(1)   FISCAL YEAR   ($/SH)(1)    DATE(2)        5%($)            10%($)
----                                -------------   -----------   ---------   ----------   -----------       -----------
Barry Diller......................          --           --            --            --            --                --
  Chairman and Chief
  Executive Officer

Victor A. Kaufman.................     750,000         5.16%        18.63      12/18/10     8,787,230        22,268,567
  Vice Chairman

Dara Khosrowshahi.................      15,000         0.10%        21.69       5/10/10       204,611           518,524
  Executive Vice President,            300,000         2.06%        24.94       7/24/10     4,705,390        11,924,381
  Operations and Strategic             250,000         1.72%        18.63      12/18/10     2,929,077         7,422,856
  Planning(4).....................

Julius Genachowski................     200,000         1.38%        21.88        8/9/10     2,752,043         6,974,217
  Senior Vice President,               250,000         1.72%        18.63      12/18/10     2,929,077         7,422,856
  General Counsel and Secretary

Mike Sileck.......................     100,000         0.69%        21.88       7/18/10     1,376,021         3,487,109
  Senior Vice President                250,000         1.72%        18.63      12/18/10     2,929,077         7,422,856
  and Chief Financial Officer

------------------------------

(1) These option grants and the related exercise prices reflect the two-for-one stock split on USAi stock that became effective for holders of record as of the close of business on February 10, 2000.

(2) Options to purchase USAi stock granted during the year ended December 31, 2000, generally become exercisable in four equal annual installments commencing on the first anniversary of the grant date. These options expire ten years from the date of grant.

(3) Potential value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as on the option holders' continued employment through the vesting period and other contractual provisions. The amounts reflected in this table may not necessarily be achieved.

(4) Mr. Khosrowshahi was granted options to purchase 100,000 shares of HRN Class A common stock on each of February 22, 2000 and April 5, 2000 when he was President, USA Networks Interactive. Each grant represented 4.7% of the total options granted by HRN during 2000. The options granted February 22, 2000 have an exercise price of $16.00 per share and become exercisable over a four year period, with 25% vesting on the first anniversary of the grant date and 1/48 of the options vesting each month thereafter. The options granted April 5, 2000 have an exercise price of $15.50 per share and become exercisable over a three year period, with 25% vesting on the first and second anniversaries of the grant date and the remainder vesting on the third anniversary of the grant date. The options expire ten years from the date of grant. The potential realizable value at assumed rates of stock price appreciation of 5% and 10% are $1,006,231 and $2,249,988, respectively, for the February options and $947,787 and $2,470,301, respectively, for the April options. See also footnote (3) above.

    The table below presents information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2000, and the fiscal year-end value of all unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                                   YEAR END (#)(1)               YEAR-END($)(2)
                               ACQUIRED ON        VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)(1)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------------   -----------   -----------   -------------   -----------   -------------
Barry Diller................          --               --    45,123,388      4,750,000     579,194,295     46,460,700
  Chairman and Chief
    Executive Officer

Victor A. Kaufman...........     200,000        3,360,061     1,281,000      1,661,000       9,919,650      4,255,672
  Vice Chairman

Dara Khosrowshahi...........      30,000          345,000       140,000        885,000         945,000      1,684,375
  Executive Vice President,
  Operations and Strategic
  Planning(3)

Julius Genachowski..........       4,000           39,750        46,000        500,000         238,750        341,875
  Senior Vice President,
  General Counsel and
  Secretary

Mike Sileck.................          --               --        25,000        425,000             585        204,880
  Senior Vice President and
  Chief Financial Officer

------------------------------

(1) Reflects the two-for-one stock split for USAi stock which became effective for holders of record as of the close of business on February 10, 2000.

(2) Represents the difference between $19.4375, the closing price of USAi's common stock on December 31, 2000, and the exercise price of the options (each, as adjusted to reflect the two-for-one stock split to holders of record as of the close of business on February 10, 2000), and does not include the U.S. federal and state taxes due upon exercise.

(3) Mr. Khosrowshahi also holds 200,000 options to acquire HRN Class A common Stock. None of such options are exercisable and the value of such options at year end was $2,525,000, based on the difference between $28.375, the closing price of HRN's Class A common stock on December 31, 2000, and the exercise price of the options, and does not include the U.S. federal and state taxes due upon exercise.

COMPENSATION OF OUTSIDE DIRECTORS

    Each director of USAi who is not an employee of USAi or any of its subsidiaries receives an annual retainer of $30,000 per year. USAi also pays each of these directors $1,000 for each USAi or USANi LLC Board meeting and each USAi or USANi LLC Board committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. For the year ended December 31, 2000, the directors that were designated by Universal and Liberty waived their rights to receive the annual retainer and attendance fees.

    Under the USAi Directors' Stock Option Plan, directors who are not employees of USAi or any of its subsidiaries receive a grant of options to purchase 5,000 shares of USAi's common stock upon initial election to office and thereafter annually on the date of USAi's annual meeting of stockholders at which the director is re-elected. The exercise price per share of USAi's common stock subject to the options is the fair market value of USAi's common stock on the date of grant, which is defined as the mean of the high and low sale price on the date on any stock exchange on which the common stock is listed or as reported by NASDAQ or, in the event that the common stock is not so listed or reported, as determined by an investment banking firm selected by the Compensation/Benefits Committee. The options vest in increments of 1,667 shares on each of the first two anniversaries of the date of grant, and 1,666 shares on the third. The options expire ten years from the date of grant. For the year ended December 31, 2000, the directors that were designated by Universal and Liberty waived their rights to receive such option grants.

    Under USAi's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer fees. Eligible directors who defer their directors' fees can elect to have such deferred fees applied to the purchase of share units, representing the number of share of USAi common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on USAi common stick, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of The Chase Manhattan Bank. Upon termination, a director will receive (1) with respect to share units, such number of shares of USAi common stock as the share units represent; and (2) with respect to the cash fund, a cash payment. The payments made upon termination will be either in a lump sum or in installments, as previously elected by the eligible director at the time of the related deferral election.

EQUITY COMPENSATION AGREEMENT; EMPLOYMENT AGREEMENTS

    MR. DILLER.  Under the Equity and Bonus Compensation Agreement dated
August 24, 1995, USAi issued and sold to Mr. Diller 883,976 shares of USAi's common stock at $5.65625 per share in cash (the "Initial Diller Shares") and an additional 883,976 shares of common stock for the same per share price (the "Additional Diller Shares") payable by means of a cash payment of $2,210 and an interest-free, secured, non-recourse promissory note in the amount of $4,997,779. These amounts have been adjusted as appropriate to reflect the two two-for-one stock splits to holders of record as of the close of business on March 12, 1998 and February 10, 2000, respectively. The promissory note is secured by the Additional Diller Shares and by that portion of the Initial Diller Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note.

    Mr. Diller's Equity and Bonus Compensation Agreement with USAi also provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under Section 4999 of the Internal Revenue Code upon payments made to Mr. Diller and imposition of income and excise taxes on the gross-up payment.

    Mr. Diller was also granted a bonus arrangement, contractually independent from the promissory note, under which he received a bonus payment of approximately $2.5 million on August 24, 1996, and was to receive a further such bonus payment on August 24, 1997, which was deferred. The deferred amount accrues interest at a rate of 6% per annum. Mr. Diller also received $966,263 for payment of taxes by Mr. Diller due to the compensation expense which resulted from the difference in the per share fair market value of USAi's common stock and the per share purchase price of the Initial Diller Shares and Additional Diller Shares.

    MR. KHOSROWSHAHI.  On July 24, 2000 (the "Effective Date"), USAi and
Mr. Khosrowshahi entered into an amended and restated employment agreement for a term continuing until March 3, 2003 and providing for an annual base salary of $450,000 per year. Mr. Khosrowshahi is also eligible to receive an annual discretionary bonus.

    Mr. Khosrowshahi's employment agreement provides for a grant of options ("USAi Options") to purchase 300,000 shares of USAi's common stock.
Mr. Khosrowshahi's options become exercisable in four equal installments, with 25% vesting on July 24, 2001 and an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USAi, 100% of Mr. Khosrowshahi's options become vested and exercisable. Upon termination of Mr. Khosrowshahi's employment by USAi for any reason other than death, disability or cause, or if Mr. Khosrowshahi terminates his employment for good reason, USAi is required to pay Mr. Khosrowshahi his base salary through the term of his agreement over the course of the then remaining term, subject to mitigation by Mr. Khosrowshahi. In the event of a termination for any reason other than death, disability or cause or if Mr. Khosrowshahi terminates his employment for good reason, Mr. Khosrowshahi's USAi Options and all other options ("Prior Options") held by him prior to the Effective Date will immediately vest and they shall remain outstanding for the earlier of one year from the date of termination and the end of the term of such options. In addition, if on or prior to December 3, 2002, USAi has not offered
Mr. Khosrowshahi an extension of term until July 25, 2004, the USAi Options, other than those to vest on July 24, 2004, shall immediately vest and they and any then outstanding Prior Options shall remain outstanding until March 3, 2004.

    MR. GENACHOWSKI. On August 9, 2000, USAi and Mr. Genachowski entered into an employment agreement for a term continuing until September 30, 2002 and providing for an annual base salary of $400,000 per year. Mr. Genachowski is also eligible to receive an annual discretionary bonus. Under the agreement, Mr. Genachowski is entitled to receive an annual housing allowance, plus tax gross-up for such allowance, not to exceed an aggregate of $100,000.

    Mr. Genachowski's employment agreement provides for a grant of options to purchase 200,000 shares of USAi's common stock. Mr. Genachowski's options become exercisable in four equal installments, with 25% vesting on August 9, 2001 and an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USAi, 100% of Mr. Genachowski's options become vested and exercisable. Upon termination of Mr. Genachowski's employment by USAi for any reason other than death, disability or cause, or if Mr. Genachowski terminates his employment for good reason, USAi is required to pay
Mr. Genachowski his base salary through the term of his agreement over the course of the then remaining term and continue the housing allowance for the remainder of the term, subject, in each case, to mitigation by Mr. Genachowski. In the event of a termination for any reason other than cause or if Mr. Genachowski terminates his employment for good reason, Mr. Genachowski's options that would vest in the 12 months following such termination will vest immediately and remain exercisable for one year from the date of such termination.

    MR. SILECK. On October 12, 1999, USAi and Mr. Sileck entered into a two-year employment agreement, providing for an annual base salary of $400,000 per year. Mr. Sileck is also eligible to receive an annual discretionary bonus.

    Mr. Sileck's employment agreement provides for a grant of options to purchase 75,000 shares of USAi's common stock, as adjusted for USAi's two-for-one stock split to holders of record as of the close of business on February 10, 2000. Mr. Sileck's options became exercisable with respect to 25% of the total shares on October 12, 2000, with an additional 25% vesting on each of the next three anniversaries of that date. Upon a change of control of USAi, 100% of Mr. Sileck's options become vested and exercisable. Mr. Sileck's options expire upon the earlier to occur of 10 years from the date of grant or 90 days following the termination of his employment for any reason. In the event that Mr. Sileck's employment is terminated by USAi for any reason other than cause, death or disability, USAi is required to pay Mr. Sileck's base salary through the end of the term of his agreement, subject to mitigation by Mr. Sileck.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. William D. Savoy and Donald R. Keough and Ms. Anne M. Busquet served as members of the Compensation/Benefits Committee for the entire 2000 calendar year. None of these directors was ever an officer or employee of USAi or its subsidiaries.

PERFORMANCE GRAPH

    The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act", and together with the Exchange Act, the "Acts"), except to the extent that USAi specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The graph below compares cumulative total return of USAi common stock, the Nasdaq Composite Index and the Standard & Poor's Entertainment Index based on $100 invested at the close of trading on December 31, 1995 through December 31, 2000. USAi selected the Standard & Poor's Entertainment Index as its Peer Group because it includes companies engaged in many of the same businesses as USAi.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                   12/29/95  12/31/96  12/31/97  12/31/98  12/31/99  12/29/00
USAi                    100     68.35     148.2    190.65    317.99    223.74
NASDAQ-COMPOSITE        100    122.71    149.25     208.4    386.77    234.81
S&P-ENTERTAINMENT       100       101     146.4    197.47    230.01    195.57

                                        12/29/95   12/31/96   12/31/97   12/31/98   12/31/99   12/29/00
                                        --------   --------   --------   --------   --------   --------
USAi..................................  $100.00    $ 68.35    $148.20    $190.65    $317.99    $223.74
NASDAQ-COMPOSITE......................  $100.00    $122.71    $149.25    $208.40    $386.77    $234.81
S&P-ENTERTAINMENT.....................  $100.00    $101.00    $146.40    $197.47    $230.01    $195.57

                        COMPENSATION/BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation/Benefits Committee of the Board of Directors furnished the following report on executive compensation for the 2000 fiscal year.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program is philosophically designed to reward exceptional performance and to align the financial interests of the Company's senior executives with those of the equity owners of the Company. To achieve this end, the Committee has developed and implemented a compensation program designed to attract and retain highly skilled executives with the business experience and acumen necessary for achievement of the Company's long-term business objectives. The Compensation/Benefits Committee uses compensation surveys to provide information and data to assist it in developing compensation programs that are competitive with other similarly-situated companies.

    The Company's executive compensation in 2000 consisted of three components: base salary; an annual performance-based bonus; and stock-based compensation. The general guidelines used by the Company to determine these components are described below. Subject to these guidelines, bonus awards and option grants have been awarded on a discretionary rather than a formulaic basis. The Company also occasionally grants restricted stock to employees who demonstrate extraordinary performance.

    The compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers is governed in part by the terms of certain agreements which are described under "Executive Compensation-Equity Compensation Agreement; Employment Agreements" herein.

BASE SALARY

    The base salaries paid to the Company's executive officers are based upon recommendations of senior management, and require approval of the Compensation/Benefits Committee. Management takes into account a variety of factors in determining base salary, including (i) competitive salaries for comparable officers at comparable companies, (ii) individual performance and an assessment of the value of the individual's services to USAi, (iii) the fairness of individual executive officers' salaries relative to their responsibilities,
(iv) the salaries of other executive officers, and (v) USAi's financial performance. At different times, depending upon prevailing circumstances, the Compensation/Benefits Committee gives these criteria varying degrees of weight. Messrs. Khosrowshahi, Genachowski and Sileck are paid base salary in accordance with their respective employment agreements.

ANNUAL BONUS

    The Company has used annual incentive bonuses to recognize individual performance and reward exceptional contributions to the Company's business. Bonuses have been determined as follows: At the end of each fiscal year, a bonus pool is proposed by senior management and reviewed with the Compensation/Benefits Committee. This pool is allocable to each division and to USAi. The bonus pool is based on (i) USAi's financial performance;
(ii) divisional contribution to the whole; and (iii) the prior year's bonus pool. Although these factors are considered, bonus pools are allocated on a discretionary, rather than a formulaic basis.

    Once the bonus pool is established, the division heads and senior USAi management are responsible for making recommendations to the Compensation/Benefits Committee regarding allocation to executives other than the five most highly compensated officers of the Company based on an assessment of individual performance. The Compensation/Benefits Committee is responsible for determining the CEO's bonus and the CEO makes recommendations to the Compensation/Benefits Committee regarding allocation of the bonus pool to the four other most highly compensated executive officers of the Company, which the Compensation/Benefits Committee then approves or disapproves. Subject to certain guidelines based on salary levels, bonuses have been discretionary, with exceptional efforts and results rewarded disproportionately. In lieu of receiving a cash payment for the entire amount of their annual bonuses, employees may elect to receive up to 50% of their bonus award in shares of USAi common stock, which may be purchased at a 20% discount to market price.

STOCK BASED COMPENSATION

    The Committee believes that its stock option program appropriately links executive interest to stockholder value. The Company makes annual option grants to eligible employees based on performance and on occasion issues options to certain employees upon initial employment and promotion and in connection with entering into certain new employment arrangements.

    The number of options available for grant each year and the allocation of options is determined as follows: At the end of the year, an aggregate option pool available for grant to executives at each division and at USAi is proposed by senior management and reviewed with and approved by the Compensation/Benefits Committee. As is the case with bonuses, once the option pool is established, the division heads and senior USAi management are responsible for making recommendations to the Compensation/Benefits Committee regarding allocation to executives other than the five most highly compensated executive officers. As is the case with bonuses, the CEO makes recommendations to the Compensation/Benefits Committee regarding option grants to the four most highly compensated executive officers other than the CEO and the Compensation/Benefits Committee determines the number of options to be granted to the CEO. Subject to certain guidelines based on salary levels, option grants from the established pool are discretionary. In addition, a certain number of options are set aside each year for extraordinary grants to new hires, renewals or other grants that fall outside the annual grant program. All grants are reviewed and approved by the Compensation/Benefits Committee and the vast majority of the options granted vest over a four-year period.

    With respect to restricted stock, the Committee awarded a small number of grants of restricted stock based on the recommendation of the CEO or USAi senior management to recognize exceptional performance.

TAX MATTERS

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company has structured certain of its compensation policies to comply with Section 162(m), including submitting certain matters to the Performance-Based Compensation Committee. Stock based compensation under the 2000 Incentive Plan are also structured to comply with
Section 162(m).

    The Board, the Compensation/Benefits Committee and the Performance-Based Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain awards that have already been granted, including options granted by a company that was subsequently acquired by USAi, may be nondeductible.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR THE FISCAL YEAR

    Effective September 25, 1998, the Compensation/Benefits Committee authorized the payment to Mr. Diller of an annual base salary of $500,000. Prior to such time, Mr. Diller had not received a salary from the Company. Mr. Diller's base salary for fiscal year 2000 remained unchanged and, like 1999 and 1998, Mr. Diller did not receive additional option grants in 2000. The
Compensation/Benefits

Committee awarded Mr. Diller a bonus of $1,675,000 for fiscal year 2000 based on the Compensation/ Benefits Committee's overall assessment of Mr. Diller's stewardship of the Company during 2000. The Compensation/Benefits Committee believes Mr. Diller's compensation is reasonable. Mr. Diller holds a significant equity stake in the Company and, to the extent his performance as CEO translates into an increase in the value of the Company's stock, all stockholders, including Mr. Diller, share the benefit. The Compensation/Benefits Committee may, in the future, elect to change base salary, bonus and/or grant additional options to Mr. Diller.

SUMMARY

    The Compensation/Benefits Committee believes that the Company's executive compensation program must continually provide executives with a strong incentive to focus on and achieve the Company's business objectives and link a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders. By assuring that executives are appropriately compensated and therefore motivated, the long-term interests of stockholders will be best served. The actions taken by the Compensation/Benefits Committee in 2000 were consistent with this focus and the principles outlined above.

    Members of the Compensation Committee

    Anne M. Busquet
    Donald R. Keough
    William D. Savoy (Chairman)

                             AUDIT COMMITTEE REPORT

    The Audit Committee is comprised of three independent directors and operates under a written charter, which is attached as Exhibit A. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

    In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2000 with the Company's management and Ernst & Young LLP ("Ernst & Young"), our independent auditors.

    The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with Ernst & Young its independence from the Company and its management.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2000 be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

    Members of the Audit Committee

    Donald R. Keough (Chairman)
    William D. Savoy
    Gen. H. Norman Schwarzkopf

                     FEES PAID TO OUR INDEPENDENT AUDITORS

    AUDIT FEES: The aggregate fees billed for professional services rendered by Ernst & Young LLP, our independent auditors, in connection with the audit and review of our 2000 financial statements was $1,683,000.

    ALL OTHER FEES: The aggregate of all other fees billed for professional services rendered during 2000 by Ernst & Young LLP was $6,167,000, including fees for pension and statutory audits, business acquisitions, registration statements, internal audit, accounting consultations and tax services.

    There were no fees incurred by Ernst & Young LLP during 2000 for professional services rendered in connection with financial information services design and implementation.

    The Audit Committee has considered whether the non-audit services rendered by our independent auditors with respect to the foregoing fees are compatible with maintaining their independence.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Mr. Diller, the Chairman of the Board and Chief Executive Officer of USAi, is the sole holder of the voting stock of the BDTV Entities. The BDTV Entities hold shares of USAi common stock and Class B common stock, which have effective voting control of USAi with respect to all matters submitted for the vote or consent of stockholders as to which stockholders vote together as a single class.

    In 1997, USAi and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. As of December 31, 2000, the promissory note remained outstanding. In 1997, Mr. Diller and USAi agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount accrues interest at a rate of 6% per annum.

    In anticipation of the sale of the aircraft previously leased by USAi, in 1999 USAi and Nineteen Forty CC Inc. ("Nineteen Forty") acquired rights to a second aircraft (the "Aircraft") also for use by Mr. Diller and other directors and executive officers of USAi and USANi LLC in connection with USAi's and USANi LLC's business. USAi assigned all of its rights under the purchase agreement to a third party that purchased the Aircraft for approximately $22 million and leased it to USAi under a seven-year lease with an option to purchase the Aircraft. On October 16, 2000, USAi assigned its interest to purchase a 77.2% interest in the Aircraft to a wholly-owned subsidiary of USAi, and Nineteen Forty exercised its option to acquire a 22.8% interest in the Aircraft. After refurbishment of the Aircraft at a cost of approximately $5 million, on November 1, 2000, Nineteen Forty and the USAi subsidiary paid the third party leasing company aggregate consideration of $27,066,426 to exercise their option to purchase the Aircraft.

    In 2000, USAi, through Home Shopping Network, paid approximately $936,778 to Diane Von Furstenberg Studio L.P., of which Ms. Von Furstenberg, currently a member of the Board of Directors, is the founder and Chairman. Such payment was made in connection with goods offered for sale on Home Shopping Network's programming services.

UNIVERSAL TRANSACTION

    On February 12, 1998, the Company completed the Universal transaction, in which USAi acquired USA Networks, a New York partnership (which consisted of USA Network and Sci-Fi Channel cable television networks), and the domestic television production and distribution business ("Studios USA") of Universal from Universal. Universal is controlled by Vivendi Universal. See "Relationship between USAi and Universal". USAi paid Universal approximately $1.6 billion in cash ($300 million of which was deferred with interest) and an effective 45.8% interest in USAi through shares of common stock, Class B common stock and shares of USANi LLC, a Delaware limited liability company ("USANi LLC"). The USANi LLC shares are exchangeable for shares of common stock and Class B common stock on a one-for-one basis.

    Due to Federal Communication Commission ("FCC") restrictions on foreign ownership of entities such as USAi that control domestic television broadcast licenses, Universal, which is controlled by Vivendi Universal, a French company, is limited in the number of shares of USAi's stock that it may own. USAi formed USANi LLC primarily to hold USAi's non-broadcast businesses in order to comply with such FCC restrictions and for other tax and regulatory reasons. Universal's interest in USANi LLC is not subject to the FCC foreign ownership limitations. USAi maintains control and management of USANi LLC, and the businesses held by USANi LLC are managed by USAi in substantially the same manner as they would be if USAi held them directly through wholly owned subsidiaries.

    In connection with the Universal transaction, USAi, Vivendi Universal (successor to The Seagram Company Ltd.), Universal, Liberty and Mr. Diller entered into various transaction agreements, including the following:

    - an investment agreement, pursuant to which, among other things, (1) each of Universal and Liberty were granted a preemptive right, subject to limitations, to maintain their respective percentage ownership interests in USAi in connection with future issuances of USAi capital stock and
      (2) with respect to issuances of USAi capital stock in specified circumstances, Universal is obligated to maintain the percentage ownership interest in USAi that it had prior to the issuances;

    - a governance agreement which, among other things, (1) details restrictions on the acquisitions of additional USAi securities, on the transfer of USAi securities and other conduct restrictions, in each case, applicable to Universal and (2) governs Universal's and Liberty's rights to representation on the USAi Board of Directors and Liberty's, Universal's and Mr. Diller's right to approve certain fundamental changes by USAi or any USAi subsidiary;

    - a stockholders agreement which, among other things, governs the ownership, voting, transfer or other disposition of USAi securities owned by Universal, Liberty and Mr. Diller and their respective affiliates, and under which Mr. Diller exercises voting control over the equity securities of USAi held by these persons and their affiliates; and

    - a spinoff agreement which, in the event Mr. Diller no longer serves as Chief Executive Officer of USAi or becomes disabled, generally provides for interim arrangements relating to management of USAi and efforts to achieve a spinoff or sale of USAi's broadcast stations and, in the case of a spinoff, arrangements relating to their respective rights in USAi resulting from the spinoff.

    Summaries of these agreements are set forth in USAi's Annual Report on Form 10-K for the year ended December 31, 1998. Furthermore, copies of these agreements have been filed with the Securities and Exchange Commission as Appendices A through D to USAi's Definitive Proxy Statement, dated January 12, 1998, and are available from the Securities and Exchange Commission.

POLYGRAM FILMED ENTERTAINMENT AND OCTOBER FILMS TRANSACTIONS

    In May 1999, USAi acquired from an affiliate of Universal certain assets and liabilities relating to the domestic (including Canada) motion picture and home video distribution businesses of PolyGram Filmed Entertainment, Inc., including such businesses as conducted by Gramercy Pictures, Interscope Communications and Propaganda Films. The consideration in the transaction consisted of the assumption by USAi of certain liabilities of the acquired businesses. In addition, in connection with the transaction, USAi and Universal entered into various related agreements, including:

    - a domestic distribution agreement relating to certain PolyGram films, pursuant to which USAi has the exclusive right to distribute in the United States and Canada these films in theatres, on television and on video for a fee;

    - a $200 million interest-bearing promissory note, pursuant to which USAi loaned to Universal the face amount of the note, which is a recourse note and is payable out of the revenues otherwise due Universal under the distribution agreement; and

    - other ancillary agreements, relating to videogram fulfillment, music administration and transitional services.

    USAi believes that the terms of the PolyGram transaction are at least as favorable to USAi as the terms that would have been obtained from an unrelated third party.

    In addition, in May 1999, USAi acquired 100% of the capital stock of OFI Holdings, Inc., which owns the business of October Films. Universal was the majority shareholder in OFI. In the transaction, the minority shareholders of OFI received an aggregate of $12 million in respect of their equity interest in OFI, Universal received 600,000 shares of USAi common stock in respect of its interest, and Universal also purchased 600,000 shares of USAi common stock for an aggregate purchase price of $12 million. The market price of USAi common stock was $18.75 per share on the trading day immediately prior to the date the OFI merger agreement was executed. The foregoing share numbers and market price have been adjusted as appropriate to reflect the two-for-one stock split to holders of record as of the close of business on February 10, 2000. The terms of this transaction were negotiated by USAi, Universal and a special committee of independent directors of OFI and their respective advisors.

RELATIONSHIP BETWEEN USAI AND UNIVERSAL

    Under the Universal transaction, USAi and some of its subsidiaries entered into business agreements with Universal and some of its subsidiaries relating to, among other things: (1) the domestic distribution by USAi of Universal-produced television programming and Universal's library of television programming; (2) the international distribution by Universal of television programming produced by Studios USA; (3) long-term arrangements relating to the use by Studios USA of Universal's production facilities in Los Angeles and Orlando, Florida; and (4) a joint venture relating to the development of international general entertainment television channels.

    As part of the Universal transaction, Universal and USAi agreed to form a 50-50 joint venture to be managed by Universal which would own, operate and exploit the international development of USA Network, Sci-Fi Channel and Universal's action/adventure channel, "13th Street". USAi elected to have Universal buy out its 50% interest in this venture. Accordingly, during the first half of 1999, USANi LLC reversed amounts previously recorded for its share of losses of the joint venture.

    Universal, through its ownership of USAi stock and USANi LLC shares, is USAi's largest stockholder, assuming conversion of Universal's LLC Shares that is not currently permissible under FCC rules. In December 2000, Vivendi S.A., The Seagram Company Ltd. and Canal Plus combined to form a new company, named Vivendi Universal S.A. Universal was a subsidiary of Seagram and is now a subsidiary of Vivendi Universal. Messrs. Bronfman, Germond, Lescure and Messier are members of the Boards of Directors of USAi and USANi LLC and hold director and executive positions with Vivendi Universal and its affiliates. These individuals were elected to the Boards of Directors of USAi and USANi LLC under the transaction agreements relating to the Universal transaction. Other than in their capacities as stockholders and officers of Vivendi Universal or Universal, and as directors and stockholders of USAi and USANi LLC, these individuals do not have any direct or indirect interest in the Universal-USAi agreements.

    As described above, in May 1999, USAi and Universal entered into certain agreements relating to the PolyGram Filmed Entertainment and October Films transactions.

    USAi and USANi LLC believe that their business agreements with Universal entered into as part of these transactions are all on terms at least as favorable to USAi and USANi LLC as terms that could have been obtained from an independent third party.

    In the ordinary course of business, USAi and USANi LLC may determine to enter into other agreements with Vivendi Universal and its affiliates.

EXERCISE OF PREEMPTIVE RIGHTS

    In May 2000, pursuant to the investment agreement, Liberty exercised preemptive rights to acquire Company capital stock (as adjusted as appropriate to reflect the two-for-one stock split to holders of record as of the close of business on February 10, 2000) with respect to the issuance of 24,344,675 shares of common stock in connection with the acquisition of Precision Response Corporation. Liberty exercised its preemptive rights option to acquire 7,920,274 shares of common stock for an aggregate consideration of $179,092,374, or $22.61 per share.

RELATIONSHIP BETWEEN USAI AND LIBERTY

    Liberty is an indirect wholly-owned subsidiary of AT&T Corp. ("AT&T") through a merger in March 1999 in which Tele-Communications, Inc. (now called AT&T Broadband) became a subsidiary of AT&T. As a result of this merger and certain governance provisions implemented at the time of the merger, based on information publicly reported by Liberty, neither AT&T nor AT&T Broadband is deemed to be the beneficial owner of securities of USAi owned by Liberty. USAi and USANi LLC subsidiaries in the ordinary course of business enter into agreements with AT&T and its subsidiaries relating to, among other things, the carriage of USA Cable's networks, the Home Shopping Network and America's Store programming and the acquisition of, or other investment in, businesses related to the businesses of USAi and USANi LLC, all of which have been negotiated on an arm's-length basis.

    Currently, none of the members of USAi's Board of Directors is affiliated with, or has been designated by, Liberty. Under the agreements relating to the Universal transaction, two designees of Liberty, Messrs. Malone and Bennett, are members of the USANi LLC Board of Directors. Liberty holds a substantial equity interest in USAi and USANi LLC, and Liberty is a party to the Universal transaction agreements filed as exhibits to USAi's publicly filed reports.

    During April 1996, Home Shopping Network sold a majority of its interest in HSN Direct Joint Venture, its infomercial operation, for $5.9 million to entities controlled by Flextech P.L.C., a company controlled by Liberty. In each of February 1998, 1999, 2000 and 2001 Flextech paid Home Shopping Network a $250,000 installment of the purchase price. Home Shopping Network retains a 15% interest in the venture and a related corporation.

    During 1996, Home Shopping Network, along with Jupiter Programming Company, formed Shop Channel, a television shopping venture based in Tokyo. Liberty Media International, Inc., a subsidiary of Liberty, owns a 50% interest in Jupiter, the 70% shareholder in the venture. Home Shopping Network owns a 30% interest in Shop Channel. During 1999, Home Shopping Network loaned

$2.5 million to Shop Channel, of which $2.1 million was outstanding at December 31, 2000. In addition, Home Shopping Network sold inventory and provided services in the amount of $722,000 to Shop Channel during 2000.

    USAi and USANi LLC believe that their business agreements with Liberty have been negotiated on an arm's-length basis and contain terms at least as favorable to USAi and USANi LLC as those that could be obtained from an unaffiliated third party.

    In the ordinary course of business, and otherwise from time to time, USAi and USANi LLC may determine to enter into other agreements with Liberty and its affiliates.

RELATIONSHIP BETWEEN USAI AND MR. KOFLER

    On December 17, 1999, USAi entered into an agreement with Thomas and Leo Kirch and Georg Kofler pursuant to which each agreed to cooperate with each other to pursue on an exclusive basis televised shopping and related e-commerce opportunities in Europe and to consider pursuing other media opportunities subject to preexisting obligations. The parties also agreed to consolidate their joint teleshopping and electronic commerce businesses in Europe and form entities to pursue electronic commerce and teleshopping opportunities on the basis of a mutually agreed ownership structure pursuant to which Mr. Kofler would be entitled to 26.725% of any entity formed by the partners. Mr. Kofler has agreed to be responsible for the exploration of business opportunities in Europe, the development of entities to pursue such opportunities and the selection of management for such entities for which USAi has agreed to pay Kofler $1 million annually during the five (5) year term of the agreement.

    Mr. Kofler and HSN are also parties to a shareholders agreement relating to the shares in H.O.T. Home Order Television AG ("HOT Germany") owned by them which, among other things, provides that Mr. Kofler will vote his shares in HOT Germany as directed by HSN for the election of a majority of the members of the Supervisory Board of HOT Germany. HSN has agreed to vote its interest in HOT Germany as directed by Mr. Kofler with respect to the election of three members of the HOT Germany Supervisory Board, the election of Mr. Kofler as Chairman of the Supervisory Board and the commencement of an initial public offering for HOT Germany. HSN has agreed to purchase Mr. Kofler's HOT Germany stock at a price not to exceed $50 million in the event a pledgee of such shares seeks to sell the shares. Kofler has also granted HSN a right of first refusal with respect to his shares in HOT Germany. Mr. Kofler and his wife own 15% of the stock of HOT Germany. Mr. Kofler also is a party to an employment agreement with a German affiliate of HSN and was granted an option to purchase 4,400,000 shares of USAi Common Stock pursuant to such agreement. The option will vest ratably over four
(4) years and must be exercised not later than ten (10) years following the grant date. The exercise price of the option was the fair market value of USAi Common Stock on the date of grant. Under the employment agreement, Kofler will be paid Thirty Thousand Dollars ($30,000) annually for a two (2) year term. The term of the employment agreement will renew for an additional two (2) years unless notice is given by either party at least twelve (12) months prior to the end of the initial term.

    Mr. Kofler also has ownership interests in several entities which are developing or operating televised shopping and related electronic businesses in various European jurisdictions and in which HSN or its affiliates also have ownership interests. In each case, HSN or its affiliate has contributed capital and in certain instances has agreed to make services and products available to such entities. We expect that the interests of HSN and Mr. Kofler in these entities will, to the extent permitted by applicable law, be consolidated with those of Thomas and Leo Kirch on terms to be agreed upon by Messrs. Kofler, Thomas and Leo Kirch and USAi.

                                 ANNUAL REPORTS

    Upon written request to the Corporate Secretary, USA Networks, Inc., 152 West 57th Street, New York, New York 10019, the Company will provide without charge to each person solicited an additional copy of USAi's 2000 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. The Company will furnish a requesting securityholder with any exhibit not contained therein upon payment of a reasonable fee.

                           PROPOSALS OF STOCKHOLDERS

    The Company currently intends to hold its next annual meeting in April of 2002. Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2002 Annual Meeting of Stockholders must submit the proposal to the Company at its principal executive offices no later than December 9, 2001. Stockholders who intend to present a proposal at the 2002 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than February 23, 2002. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

    The Board has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

    YOUR VOTE IS VERY IMPORTANT. YOUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          USA NETWORKS, INC.

    If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at their toll free number, 1-800-322-2885, or call 212-929-5500.

New York, New York
April 9, 2001

                                                                       EXHIBIT A

           CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               USA NETWORKS INC.

ORGANIZATION

    This charter governs the operations of the Audit Committee of the Board of Directors (the Committee) of USA Networks Inc. (the Company). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate at the time of appointment, or shall become financially literate within one year after appointment to the Committee, and at least one member shall have accounting or related financial management expertise. For purposes of this paragraph, the terms "independence" and "financially literate" shall be interpreted as the National Association of Securities Dealers (NASD) defines those terms.

STATEMENT OF POLICY

    The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, management of the Company and any employee. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

MEETINGS

    The Committee will have a standing meeting whenever there is a full Board of Directors meeting and at such other times as it deems appropriate. A majority of the members of the Committee must be present for the valid transaction of business. The meetings will be with representatives of the independent auditors, the internal audit function, General Counsel, financial management and with other members of management at the request of the Committee. Written minutes of Committee meetings shall be maintained.

RESPONSIBILITIES AND PROCESSES

    The primary responsibility for financial and other reporting, internal controls and compliance with laws, regulations and ethics within the Company rests with executive management. The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board on a regular basis. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management as well as the outside auditors have more time, knowledge, and more detailed information on the Company than do committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances to the Company's financial statements or any professional certification as to the outside auditors' work. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

    - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

    - The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

    - The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. The Committee shall discuss significant matters impacting the Company's interim financial statements with management and the independent auditors. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

    - The Committee will include a report of certain of its activities in the Company's annual proxy statement, beginning December 15, 2000. The report will state whether the Committee has reviewed the Company's annual audited financial statements with management; discussed with the independent auditors those matters required to be communicated under generally accepted auditing standards; discussed with the independent auditors their independence and received from them the written communication required by the Independence Standards Board; and based upon the above reviews and discussions recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Form 10-K.

    - The Committee will review with General Counsel significant litigation and other regulatory compliance issues, and evaluate Counsel and management's assessment of potential financial impact, if any, and allegations of impropriety pursuant to the Committee's procedures concerning internal investigations.

    - The Committee will review annually the Company's conflict of interest policy and recommend to the Board of Directors changes that the Committee may deem appropriate.

                               USA NETWORKS, INC.

                                 FORM OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USA NETWORKS,INC.
  IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2001

      The undersigned stockholder of USA Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2001, and hereby appoints each of Julius Genachowski, William J. Severance and Roger W. Clark, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of USA Networks, Inc. to be held on Wednesday, May 2, 2001, at 4:00 p.m., Eastern Time, at HSN, 1 HSN Drive, 2501 118th Avenue North, St. Petersburg, Florida, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
                         THE ENCLOSED ENVELOPE PROVIDED.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)

                                    USA NETWORKS, INC.
                                    P.O. BOX 11070
                                    NEW YORK, NY 10203-0070

      THE USAI BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS.     |_| FOR all nominees listed below      |_| WITHHOLD AUTHORITY
                                                                      to vote for all the
                                                                      nominees listed below

           |_| EXCEPTIONS

Nominees:   Paul G. Allen        Philippe Germond    Marie-Josee Kravis   Gen. H. Norman Schwarzkopf*
            Edgar Bronfman, Jr.  Victor A. Kaufman   Pierre Lescure       Diane Von Furstenberg
            Anne M. Busquet*     Donald R. Keough*   Jean-Marie Messier
            Barry Diller         Georg Kofler        William D. Savoy*

* To be voted upon by the holders of common stock voting as a separate class.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

                           (CONTINUED FROM OTHER SIDE)

2. THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.

      |_|  FOR   |_|  AGAINST   |_|  ABSTAIN

                                          Change of Address |_|
                                          Mark here

                                          Please sign exactly as name appears on
                                          Proxy.

                                          Note: When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee, guardian or
                                          corporate officer or partner, please
                                          give full title as such. If a
                                          corporation, please sign in corporate
                                          name by President or other authorized
                                          officer. If a partnership, please sign
                                          in partnership name by authorized
                                          person.

                                   Dated:
                                         ---------------------------------------


                                   ---------------------------------------------
                                                                       Signature

                                   ---------------------------------------------
                                                    (Signature, if held jointly)

                                   ---------------------------------------------
                                                                         (Title)


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN    VOTES MUST BE INDICATED
the enclosed postage prepaid envelope.)        (X) IN BLACK OR BLUE INK.     |X|